SHARE PURCHASE AND SALE AGREEMENT

This SHARE PURCHASE AND SALE AGREEMENT is entered into on October 8, 2015 by and among:

I. GLOBAL DIGITAL SOLUTIONS, INC., a New Jersey corporation (the "**Purchaser**");

II. GRUPO RONTAN ELECTRO METALURGICA, [S.A.], a limited liability company duly organized and existing under the laws of the Federative Republic of Brazil, with its head office at Rod. SP 127, km 114,5 – Tatui, Sao Paulo – Brazil ("**Rontan**");

III. JOAO ALBERTO BOLZAN, a Brazilian resident and owner of shares of Rontan ("**J.A. Bolzan**"); and

IV. JOSE CARLOS BOLZAN, a Brazilian resident and owner of shares of Rontan ("**J.C. Bolzan**").

J.A. Bolzan and J.C. Bolzan shall collectively be referred to herein as the "**Sellers**." Additionally, the Purchaser, on the one hand, and Sellers, on the other hand, may be referred to herein, collectively, as the "**Parties**" and, each individually, as a "**Party.**"

RECITALS

WHEREAS, the Sellers own one hundred percent (100%) of the issued and outstanding shares of the Rontan (collectively, the "**Shares**"), a company engaged in the manufacture and distribution of specialty vehicles and acoustic/visual signaling equipment for the industrial and automotive markets (the "**Business**");

WHEREAS, the capital stock of Rontan is R$4.5 million, divided into 4.5 million shares at R$1.00 each and paid in domestic currency;

WHEREAS, the Purchaser desires to purchase, and the Sellers desire to sell and transfer the Shares held by them to the Purchaser;

NOW, THEREFORE, in consideration of the foregoing and other promises and agreements herein contained, the Parties agree as follows:

AGREEMENT

1. **PURCHASE AND SALE**.

1.1. Under the terms and conditions of this Agreement, on the Closing Date the Sellers shall sell and transfer to the Purchaser, free and clear of all Liens, Claims, options and charges whatsoever, and the Purchaser shall purchase and acquire from the Sellers, all right, title and interest related to the Shares, for the price established in this Agreement (the "**Transaction**").

On the Closing Date, the Shares shall be sold and transferred to Purchaser by each of the Sellers as follows:

J.A. Bolzan shall transfer two million three hundred thirty-one thousand nine hundred (2,331,900) Shares of Rontan to Purchaser which are equivalent 51.82% of the issued and outstanding shares of Rontan; and

J.C. Bolzan shall transfer two million one hundred sixty-eight thousand one hundred (2,168,100) Shares of Rontan to Purchaser which are equivalent to 48.18% of the issued and outstanding shares of Rontan; and

The number of Shares which are the subject of this Agreement and the stock certificates evidencing the Shares are further described in Disclosure Schedule 1.2 hereto.

2. **PURCHASE PRICE.**

2.1. In consideration for the conveyance of the Shares and in reliance on the representations and warranties, covenants and agreements of the Sellers contained herein and the documents contemplated hereby, the Purchaser shall pay to the Sellers a purchase price to be comprised of the following payments:

2.1.1. A portion of the Purchase Price in the aggregate amount of R$100,000,000.00 shall be paid by the Purchaser to the Sellers (pro rata in accordance with their ownership of the Shares) in equal monthly installments over a period of forty eight (48) months following the Closing Date by wire transfer of immediately available funds (such amount being referred to as the "**Cash Amount**"), subject to acceleration in the sole discretion of the Purchaser and Institutional Investor (as defined below); and

2.1.2. The remaining portion of the Purchase Price shall be paid by Purchaser's issuance to Rontan, for the benefit of the Sellers, of an aggregate of R$100,000,000.00 of shares of Purchaser's common stock, valued at US$1.00 per share (such amount being referred to as the "**Stock Amount**"). It is the intention of the Parties that the Stock Amount will be used by Rontan to repay institutional Debt outstanding as of the Closing Date.

2.1.3. In addition to the foregoing, the Sellers shall be entitled to receive an earn-out, payable within ten (10) Business Days following receipt by Purchaser of Rontan's audited statements for the 12-months ended December 31, 2017, 2018 and 2019 (the "**Earn-Out Period**") equal to the product of (i) Rontan's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last 12 months, and (ii) twenty percent (20%) (such annual amount, the "Earn-Out"), subject to acceleration in the sole discretion of the Purchaser and Institutional Investor. Rontan's 2015 EBITDA (the "**Target EBITDA**") shall be determined based on Rontan's audited statements of income for the 12-months ended December 31, 2015. Notwithstanding the foregoing, payment of the Earn-Out during any such year of the Earn-Out Period shall be contingent on Rontan's EBITDA results being at least 125% of the Target EBITDA for such applicable year of the Earn-Out Period

For purposes hereof, the "**Purchase Price**" shall be equal to the Cash Amount, the Stock Amount and the Earn-Out Amount.

3. **SPECIFIC CONDITIONS PRIOR TO CLOSING.**

3.1. The specific conditions to be satisfied prior to the Closing Date, in addition to the other conditions provided herein are as follows:

3.1.1. The Purchaser's receipt of a written limited assurance unqualified opinion of KPMG with respect to Rontan's audited financial statements for the years ended December 31, 2013 and 2014 (the "**Opinion**").

3.1.2. The commitment of sufficient investment, as stated in the investment agreement, by General American Capital Partners (the "**Institutional Investor**") in the Purchaser following receipt of the Opinion.

3.1.3. The Sellers shall present all of Rontan's original books duly registered before the Board of Trade of the State of Sao Paolo, Brazil, with all registers and transfers of Shares duly made in a true, and correct form up to the Closing Date, as required by Brazilian Law, and the Sellers shall represent and attest that there are no Liens or encumbrances on any of such Shares that affect and/or may potentially affect the sale and transfer of such Shares with all property, voting and any other rights related to the Shares from the Sellers to the Purchaser.

3.1.4. The representations and warranties of the Purchaser and the Sellers set forth in this Agreement shall be true, complete and correct in all material respects as of the Closing Date.

3.1.5. The Sellers shall make additional written representations, warranties, covenants, indemnifications and agreements with respect to Rontan and its Business operations, among other things, all of which shall be acceptable to Purchaser in its sole discretion, pursuant to an amendment of this Agreement.

3.1.6. The continued operation of Rontan's business in the ordinary course of business as provided for herein.

3.1.7. The maintenance of all of Rontan's bank credit lines in the maximum amount of R$200,000,000 under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements in compliance with all covenants contained therein. As of the date hereof, Rontan's Debt is as follows: financial institution Debt of not more than R$200,000,000, trade debt of not more than R$50,000,000 and other fiscal contingencies of not more than R$95,000,000

3.1.8. Rontan shall enter into employment or consulting service agreements, acceptable to Purchaser, with key employees and advisors identified by Purchaser including, without limitation: (i) Maximiliano as Rontan's Chief Executive Officer, and (ii) such other key employees and advisors identified by Purchaser's Board of Directors;

3.1.9. The Purchaser shall provide Sellers with a copy of the Articles of Incorporation and by-laws of the Purchaser, as well as the corporate documents appointing representatives who shall sign this Agreement.

3.1.10. A legal opinion from counsel to the Sellers and Rontan, dated as of the date of the Closing Date, addressed to the Purchaser and on which the Purchaser and the Purchaser's investors shall be entitled to rely;

3.1.11. Satisfactory completion in Purchaser's sole discretion of its due diligence investigation of Rontan and its Business.

3.1.12. The Sellers continued guarantee of Rontan's bank Debt for a period of 90 days following issuance of Opinion.

At its sole discretion, the Purchaser may waive its right to request the fulfillment by the Sellers of any such conditions prior to the Closing Date. Any such waiver shall be granted in writing and duly signed by the Buyer's legal representatives.

4. **CLOSING.**

4.1. Subject to satisfaction or waiver of the conditions precedent provided for in Section 3 of this Agreement, the closing of this Agreement shall take place within ten (10) Business Days from the date of the issuance of the Opinion at the offices of Kopelowitz Ostrow, 200 East Palmetto Park Road, Suite 103, Boca Raton, Florida, or at such other place agreed to in writing by the Parties. For purposes hereof, the date on which the Closing of the Transactions is consummated shall be referred to herein as the **"Closing Date".**

4.2. On the Closing Date, the Sellers shall transfer the Shares to the Purchaser and the Purchaser shall pay the Cash Amount and cause the issuance of the Stock Amount to the Sellers, all in accordance with the terms and conditions of this Agreement, as amended.

4.3. Prior to the Closing Date, the Sellers shall deliver to the Purchaser (i) the Registry of Transfer of Shares evidencing the transfer of the Shares to the Purchaser; (ii) the Purchaser and the Sellers shall enter into the superseding bank mandates and existing powers of attorney listed on Exhibit 4.2 hereto; (iii) such additional documents that might be required to enable the closing to occur, (iv) a legal opinion from counsel to the addressed to the Purchaser and on which the Purchaser and the Purchaser's investors shall be entitled to rely and dated as of the Closing Date; (v) an executed amendment to this Agreement providing for additional written representations, warranties, covenants, indemnifications and agreements of the Sellers with respect to Rontan and its Business operations; (vi) executed employment or consulting services agreements with Maximiliano and such other key employees and advisors identified by the Purchaser's board of directors.

5. **REPRESENTATIONS AND WARRANTIES OF THE SELLERS.**

The Sellers jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date:

5.1. Organization, Etc. Rontan is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and is qualified to do business in every jurisdiction in which it is required to qualify under applicable Law. Rontan has the full corporate power and authority to own and operate its assets and properties and to carry on its business Disclosure Schedule 5.1(a) contains a complete list of all of Rontan's Subsidiaries and branches. Except as set out in Disclosure Schedule 5.1(b), the Sellers and their Affiliates (i) are not indebted to Rontan and are not owed any amounts by Rontan (other than salary paid in the ordinary course of business of Rontan; and (ii) do not own any asset, tangible or intangible, which is used in Rontan's Business. There are no shareholders' agreements to which the Sellers and/or Rontan may be bound. A true and correct copy of the current bylaws of Rontan is attached as Disclosure Schedule 5.1(c).

5.2. Capitalization, Ownership of the Shares. Rontan is properly capitalized and all of its respective Shares are duly authorized, validly issued and fully paid and are not subject to any preemptive rights. The Sellers are, and at the Closing Date shall be, the direct and only record owners of the Shares, free and clear of any and all Liens. Upon registration of the transfer of Shares, the Purchaser will have, as of and from the Closing Date, good and valid title to the Shares, free and clear of any Lien. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Rontan or any Seller to issue, repurchase, sell, transfer, or

otherwise dispose of any of Rontan's capital stock or equity interests. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock or equity interests of Rontan.

5.3. Authorizations. The Sellers have the legal right, power and authority to enter into this Agreement and to transfer, assign and deliver the Shares as provided in this Agreement, subject to the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Sellers, and this Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against the Sellers in accordance with its terms. The entries in the Book of Transfer of Registered Shares and Book of Registry of Nominative Shares of the Company will convey to Purchaser title to the Shares, free and clear of any and all Liens or encumbrances, security interests, agreements or Claims of any kind whatsoever.

5.4. Restrictions. Sellers represent and warrant that the execution of this Agreement will not:

5.4.1. violate any applicable Law;

5.4.2. conflict with or breach any obligation, title, agreement, commitment, promise, and/or any other obligation to which Rontan may be subject, or which it may have assumed;

5.4.3. violate or breach any provision Rontan's articles of association, bylaws or other governing documents;

5.4.4. require any filing with or notice to, or consent or approval of, any Governmental Authority or other Person; or

5.4.5. result in the imposition or creation of any Lien upon or with respect to the Shares or any of the assets of Rontan.

5.5. Financial Statements and Balance Sheets.

5.5.1. Attached as Disclosure Schedule 5.5.1 hereto are (i) audited year-end balance sheets of Rontan as of December 31, 2013 and 2014 and the audited statements of income of Rontan for the each of the fiscal years then ended, together with the report of Vetor Auditores Independentes S/S, independent auditors (the "Audited Financial Statements"), and (ii)) an unaudited balance sheet of Rontan as of June 30, 2015 (the "Interim Balance Sheet") and unaudited statement of income for the six-month period then ended (the "Interim Financial Statements"). The foregoing Audited Financial Statements (and notes thereto) and the Interim Financial Statements are collectively referred to herein as the "**Financial Statements**" and June 30, 2015 is referred to herein as the "**Financial Statement Date**." The Financial Statements: (i) were prepared in accordance with Brazilian generally accepted accounting principles, consistent with past practices (with exceptions legally mandated) ("**Brazilian GAAP**") applied on a consistent basis throughout the periods indicated therein, (ii) present fairly the financial position, results of operations and changes in cash flows of Rontan as of such dates and for the periods then ended, and (iii) are true, accurate and complete and in accordance with the books and records of Rontan. The books and records of Rontan are true, accurate and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

5.5.2. Results for nine month period ended September 30, 2015 are in line with the projections presented, and there have been no significant changes in the terms or conditions with

customers, vendors, practices or accounting policies to achieve those results including, but not limited to, relaxing underwriting standards, loosening reserve guidelines, or offering special returns privileges.

5.6. Accounting Books; Records. The accounting books and records of Rontan are complete and exact and were drafted in accordance with Brazilian legal requirements and with Brazilian GAAP; (ii) the books and records reflect the registration of the financial, operational, property and control matters of Rontan; and (iii) all existing liabilities are properly recorded on Rontan's balance sheet as of the Financial Statement Date.

5.7. Customers and Suppliers. Disclosure Schedule 5.7 hereto sets forth a complete and accurate list of (a) each customer that accounted for more than five percent (5%) of the consolidated revenues and/or income of Rontan during the last full fiscal year and the interim period through June 30, 2015 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to Rontan. No material customer of Rontan has advised Rontan or any Seller in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from Rontan. No material supplier of Rontan has advised Rontan or any employee in writing within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to Rotan. The consummation of the transactions contemplated hereby will not have a material adverse effect on Rontan's relationship with any customer or supplier listed on Schedule 5.7.

5.8. Assets. Except for the assets described on Disclosure Schedule 5.8, Rontan is authorized to use all of its assets required for the regular performance of its business. Except as provided in Disclosure Schedule 5.8, all the assets owned by Rontan are free and clear of any Liens, encumbrances or other rights of third parties. All of Rontan's assets are duly registered in its books, in accordance with the applicable Law and, at the Closing Date (a) are all those currently used or intended to be used in the operation of Rontan's Business and (b) will be all of the assets needed by Rontan to continue to operate such business after the date hereof as currently operated. The buildings, machinery, equipment, personal properties, vehicles and other tangible assets owned or leased by Rontan are in good condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business, and are free from patent defects with respect thereto.

5.9. Real Property and Leases. Disclosure Schedule 5.9 contains a description of all real property owned, leased, utilized in the conduct of Rontan's Business ("**Real Property**"). Copies of all title records are attached to such Disclosure Schedule 5.9, and such copies are correct and complete as of the date hereof. All leases are in full force and effect, Rontan is in full compliance with its obligations thereunder and the rights of Rontan thereunder are not subordinate to the rights of any third party. Rontan has received no written notice of default under any agreement governing any such lease, nor is Rontan involved in any dispute with any third party thereunder. Rontan has all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property. All buildings, plants, and structures owned or leased by Rontan lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

5.10. Compliance with Laws. The Sellers and Rontan are, and at all times have been, in compliance with all applicable Laws and the Sellers and Rontan are not in default under any contract or arrangements with its clients or suppliers.

5.11. Absence of Undisclosed Liabilities. Except as set forth on Disclosure Schedule 5.11, Rontan does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the Financial Statements.

5.12. Indebtedness; Bank Accounts. Disclosure Schedule 5.12 sets forth a list, with a description of the most significant terms, of all obligations of Rontan for borrowed money or obligations of Rontan which are evidenced by bonds, debentures, notes or similar instruments or letters of credit; all obligations of Rontan under any conditional sales or title retention agreements relating to property purchased by Rontan; all obligations of Rontan issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business); all obligations of Rontan which are required to be accounted for as a capital lease pursuant to accounting principles derived from Brazilian corporate law and applicable accounting standards; all off-balance sheet Liabilities; obligations of any third party secured by any lien or encumbrance on any assets of Rontan and all obligations of Rontan guaranteeing or having the economic effect of guaranteeing any obligation of any third party. Copies of all documents evidencing such obligations (or written description thereof if such obligations are not in writing) have been delivered to the Purchaser. In addition, Disclosure Schedule 5.12 also sets forth the name, address and account number of each bank or other financial institution at which Rontan maintains an account, safety deposit box, deposit agreement or loan or borrowing agreements or arrangements, together with the names of all Persons who are authorized to use them and to make withdrawals, loans, borrowing or overdraft agreements. As of the date hereof, Rontan's Debt is as follows: financial institution Debt of not more than R$200,000,000, trade debt of not more than R$50,000,000 and other fiscal contingencies of not more than R$95,000,000.

5.13. Taxes. Up to the date hereof, Rontan has timely paid all the Taxes due, and complied with all Tax obligations in accordance with the applicable Law. Except as identified in the Financial Statements, Rontan has no other Tax debts.

5.14. Licenses and Permits. Rontan has all licenses, permits and authorizations required for the operation of the Business and for the regular course of the activities of its corporate purpose and business and a list of such licenses, permits and authorizations is attached to Disclosure Schedule 5.14.

5.15. Related Party Loans. All related party loans to which Rontan is a party shall be settled prior to the Closing Date, and none of those obligations of Rontan will survive the Closing Date or will otherwise be acquired by the Purchaser, directly or indirectly.

5.16. Solvency. Rontan is not now Insolvent (as defined below). In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Rontan will be able to pay its Debts as they become due. The cash available to Rontan, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such promptly in accordance with their terms. As used in this Section: (i) "**Insolvent**" means that the sum of the present fair saleable value of Rontan's assets does not and will not exceed its Debts and other probable liabilities; and (ii) "**Debts**" or "**Indebtedness**" includes any legal Liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

5.17. Legend. Each Seller acknowledges and agrees that each certificate evidencing the Purchaser's stock and each certificate issued in exchange therefor or upon the transfer of any the Purchaser's Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES

REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE CORPORATION'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

6.1. Corporate Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed.

6.2. Authorization, Etc. The Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on its part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by Purchaser each constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.3. Shares of Purchaser Stock. The shares of Purchaser Stock issuable to the Sellers on the Closing Date shall be duly authorized, validly issued and non-assessable and shall be issued to the Sellers free and clear of any and all Liens and other restrictions other than as provided under the U.S. Securities Act of 1933, as amended.

7. **COVENANTS OF THE SELLERS.** Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, Rontan and the Sellers agree that they shall act, or refrain from acting where required hereinafter, to comply (and in the case of the Sellers, to cause Rontan to comply) with the following:

7.1. Regular Course of Business. Rontan shall (a) operate its Business diligently and in good faith, consistent with past management practices; (b) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; (d) comply with the provisions of all regulations and orders applicable to Rontan and the conduct of its Business; (e) not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of its officers, directors or employees other than in the ordinary course of business consistent with past practice and immaterial in amount; (g) maintain insurance coverage up to the Closing Date with the coverage and in the amounts consistent with past practices; (h) maintain inventory, supplies and spare parts at customary operating levels consistent with current practices, and replace in accordance with past practice any inoperable, worn-out or obsolete

assets with modern assets of comparable quality; (i) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; and (j) use its reasonable best efforts to preserve the goodwill and organization of its business and its relationships with its customers, suppliers, employees and other Persons having business relations with it.

7.2. Borrowing. Rontan shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof. In no event shall Rontan's aggregate Indebtedness at the Closing Date exceed R$345,000,000 in the aggregate.

7.3. Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, Rontan shall not enter into any material Contract or transaction or make any commitment or incur any material obligation or liability (including entering into any real property leases).

7.4. Interim Financial Information and Audit. Rontan shall supply the Purchaser with unaudited monthly operating statements within thirty (30) days after the end of each month ending between the date hereof and the Closing Date (commencing with monthly operating statements for July 31, 2015), certified by Rontan's chief financial officer as having been prepared in accordance with procedures employed by Rontan in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with Brazilian GAAP applied on a basis consistent with the Financial Statements and include all adjustments (all of which were normal recurring adjustments) necessary to fairly present Rontan's financial position, results of operations and changes in financial position at and for such periods.

7.5. Full Access and Disclosure; Appointment of Representative.

7.5.1. The Sellers shall cause Rontan to afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to Rontan's plants, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Rontan. The Sellers shall cause Rontan to cause its officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request.

7.5.2. In furtherance of the foregoing, commencing on the Sellers' execution of this Agreement, Purchaser shall be authorized to appoint a representative to monitor the operations and daily management operations of Rontan. This representative shall not have any authority regarding the operations of Rontan. The initial representative appointed by Purchaser shall be Ross Trevino.

8. **OTHER AGREEMENTS**. The parties further agree as follows:

8.1. Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts; (b) to obtain all necessary permits, consents, approvals and authorizations as are required to be obtained under any regulation or order of any

Governmental Authority; (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (d) to fulfill all conditions to the obligations of the parties under this Agreement.

8.2. No Solicitation or Negotiation. The Sellers shall, and shall cause Rontan to use their best efforts to ensure that its stockholders, and any of its and its stockholders' Affiliates, representatives, officers, employees, directors or agents shall not, directly or indirectly (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any Contract or accept any offer relating to or to consummate any Alternative Transaction, reorganization, liquidation, dissolution or recapitalization of Rontan or any similar transaction or business combination involving Rontan or its Business or assets; or (ii) enter into any transactions regarding the acquisition by Rontan of other businesses, whether by the purchase of assets or capital stock of another Person; or (c) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. The Sellers shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact to the Seller or Rontan or, to the Sellers' knowledge, any other Person for the purpose of effectuating one or more of the foregoing transactions.

8.3. Public Announcements. Prior to the Closing, neither the Sellers, Rontan nor the Purchaser nor any Affiliate, representative or stockholder of such Persons, shall disclose any of the terms of this Agreement to any third party without the other party's prior written consent. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both the Sellers and the Purchaser, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

9. TERMINATION AND ABANDONMENT.

9.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

9.1.1. by mutual consent of the Purchaser and Sellers;

9.1.2. by the Purchaser or the Sellers if the Transaction is not consummated within twenty (20) days of the delivery of the Opinion; provided that if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 9.1.3, and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder;

9.1.3. by the Purchaser it is not satisfied in its sole discretion with its due diligence review of Rontan and its Business;

9.1.4. By the Purchaser or Sellers, as the case may be, if any condition to closing as identified in Section 3 above is not satisfied on or prior to the Closing Date; or

9.1.5. By the Purchaser if the Sellers or Rontan enter into an Alternative Transaction.

9.2. Effect of Termination.

9.2.1. If the closing of the Transaction does not occur by reason of (i) the Sellers or Rontan consummating an Alternative Transaction or (ii) the Sellers terminating this Agreement without good reason, the Sellers shall, jointly and severally, on the closing date of the consummation of such Alternative Transaction, pay to the Purchaser in immediately available funds an amount equal to fifteen percent (15%) of the sum of the following (a) the aggregate Purchase Price, plus (b) the amount of Indebtedness of Rontan at the date of closing of the Alternative Transaction or termination, as the case may be, plus (c) the fair market value of the owned real property identified on Disclosure Schedule 5.9 (such sum, the "Break-Up Fee"). In addition to the Break-Up fee, the Sellers shall also pay the Purchaser's actual costs and expenses (including reasonable legal fees) in connection with the negotiation, preparation, execution and delivery of this Agreement, any subsequent amendments hereto and the related instruments and agreements hereto or thereto.

10. MISCELLANEOUS PROVISIONS.

10.1. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.2. Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

10.3. Certain Definitions.

"Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons.

"Alternative Transaction" means an agreement entered into by any of the Sellers pursuant to which either the Sellers will (i) sell all or a number of Shares constituting a controlling interest in Rontan or (ii) cause Rontan to sell all or substantially all of the assets or the Business of Rontan, to a third-party other than the Purchaser.

"Brazilian GAAP" means accounting principles generally accepted in Brazil applied consistently, as in existence at the date hereof.

"Cash Amount" shall have the meaning set forth in Section 2.1.1.

"Claim" means any action, suit, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

"Closing Date" shall have the meaning set forth in Section 4.1.

"Contract" means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

"Debt" or "Indebtedness" with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.

"Financial Statements" shall have the meaning as set forth in Section 5.5.

"Financial Statement Date" shall have the meaning as set forth in Section 5.5.

"Governmental Authority" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and any official of any of the foregoing.

"Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a

dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

"Lien" means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.

"Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, Governmental Authority or natural person.

"Real", "Reais" or "R$" means the currency of Brazil.

"Regulation" means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.

"Shares" shall have the meaning set forth in the Recitals.

"Stock Amount" has the meaning set forth in Section 2.1.2

"Subsidiary" any Person in which Rontan has (a) an Investment; (b) advanced funds or provided financial accommodations to which, in each case, is secured by an Investment in; or (c) has an Option to acquire an Investment in such Person.

"Taxes" mean(s) all and any federal, state and municipal taxes and any other taxes, charges, emoluments (including, but not limited, to taxes resulting from corporate operations, value added taxes, municipal tax on service, registry taxes, real estate taxes, and custom duties), as well as labor charges, and social contributions.

10.4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) one (1) business day after being delivered by hand, (b) five (5) business days after being mailed first class or certified with postage paid or (c) one (1) business day after being couriered by overnight receipted courier service:

If to the Sellers, to:

____

____

____

Attn:____________________________

with a copy to:
(which shall not constitute notice to the Sellers)

____

____

____

Attn:____________________________

or to such other Person or address as the Sellers shall furnish by notice to the Purchaser in writing.

If to the Purchaser, to:

Global Digital Solutions, Inc.
777 South Flagler Dr., Suite 800 West Tower
West Palm Beach, Florida 33401
Attn: Richard J. Sullivan, Chairman

or to such other Person or address as the Purchaser shall furnish by notice to the Sellers in writing.

10.5. Governing Law. The Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, United States.

10.6. Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. If this Agreement is executed by the Purchaser and one or more Sellers, it shall be deemed to be a valid Contract as between and among such signatories notwithstanding that other Sellers may be named herein. Sellers subsequently executing this Agreement shall become parties hereto as and when their executed signature pages are delivered to the Purchaser.

10.7. Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

10.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.9. Expenses. The Purchaser shall bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The Sellers shall each bear their own respective expenses and the expenses of Rontan, including without limitation, costs and expenses of the Opinion brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall

be entitled to recover all reasonable expenses relating thereto (including attorney's fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.

10.10. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder.

10.11. Disclosure Schedules. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.12. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

GLOBAL DIGITAL SOLUTIONS, INC.

Dated: October 9, 2015

By: ______________________
Richard J. Sullivan, Chairman and CEO

GRUPO RONTAN ELETRO METALURGIC

Dated: October ___ 2015

By ______________________
Joao Alberto Bolzan, Chairman and President

THE SELLERS

Dated: October ___ 2015

____
Joao Alberto Bolzan

Dated: October 13, 2015

____
Jose Carlos Bolzan

Agreed and acknowledged this 9th day of October 2015:

GENERAL AMERICAN CAPITAL PARTNERS, LLC

By ______________________
Joseph DeGrosa, Jr., Managing Partner